FORM 13F SUMMARY PAGE

Report Summary:
Number of Other Included Managers:		1
Form 13F Information Table Entry Total:		289
Form 13 F Information Table Value Total:	$2,642,441

List of Other Included Managers:

Provide a numbered list of the name(s) and Form 13F file number(s) of all Institutional investment managers with respect to which this report is files, other than the manager filing this report.

[If there are no entries in this list, state "NONE" and omit the column headings and list entries.]
No.	Form 13F File Number		Name
1.	28-4373				Sit Investment Fixed Income Advisors, Inc.